EXHIBIT 11.1

                            CARRIAGE SERVICES, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Earnings (loss) per share for 1997, 1998 and 1999 is calculated based on the weighted average number of common and common equivalent shares outstanding during each year as proscribed by SFAS 128. The following table sets forth the computation of the basic and diluted earnings per share for 1997, 1998 and 1999:

                                         1997       1998       1999
                                       ---------  ---------  ---------
Net income before extraordinary
  item...............................  $   4,491  $   9,533  $  10,887
Extraordinary item...................       (195)        --       (200)
                                       ---------  ---------  ---------
Net income...........................      4,296      9,533     10,687
Preferred stock dividends............       (890)      (606)       (93)
                                       ---------  ---------  ---------
Net income available to common
  stockholders for basic EPS
  computation........................      3,406      8,927     10,594
Effect of dilutive securities........         --         --         93
                                       ---------  ---------  ---------
Net income available to common
  stockholders for diluted EPS
  computation........................  $   3,406  $   8,927  $  10,687
                                       =========  =========  =========
Weighted average number of common
  shares outstanding for basic EPS
  computation........................     10,226     13,315     15,875
Effect of dilutive securities:
  Series D convertible preferred
     stock...........................         --         --        235
  Stock options......................        259        493         26
                                       ---------  ---------  ---------
Weighted average number of common and
  common equivalent shares
  outstanding for diluted EPS
  computation........................     10,485     13,808     16,136
                                       =========  =========  =========
Basic earnings per share
  Net income before extraordinary
     item............................  $     .35  $     .67  $     .68
  Extraordinary item.................       (.02)        --       (.01)
                                       ---------  ---------  ---------
  Net income (loss)..................  $     .33  $     .67  $     .67
                                       =========  =========  =========
Diluted earnings per share
  Net income before extraordinary
     item............................  $     .34  $     .65  $     .67
  Extraordinary item.................       (.02)        --       (.01)
                                       ---------  ---------  ---------
  Net income.........................  $     .32  $     .65  $     .66
                                       =========  =========  =========